June 15, 2004

Petrol Oil and Gas Appoints Experienced Oil and Gas CPA as CFO

CFO Joins Petrol at Beginning of Its CBM Development Expansion Program

LAS VEGAS, NV--(BUSINESS WIRE)--Petrol Oil and Gas, Inc. (OTC:BB--POIG) announces the appointment of Mr. Lawrence Finn, CPA, as its new Chief Financial Officer (CFO). Mr Finn joins Petrol with over 32 years of financial and accounting experience in the petroleum industry, with 19 years as a financial officer.

Mr. Finn worked for CDX Gas, LLC, a private natural gas company with operations in the U.S. and Canada, concentrating in coal bed methane (CBM) extraction. At CDX, Mr. Finn was the Vice President of Finance and Manager of its Shale Projects. Prior to CDX, Mr. Finn served as VP of Finance and CFO of The Wiser Oil Company for seven years. At Wiser, Mr. Finn was directly responsible for commercial and investment banking, corporate planning, investor relations, corporate communications and tax reporting for operations in the United States, Canada, and South America. Prior to Wiser, Mr. Finn was President and CFO of CWF Energy, Inc., an independent oil and gas exploration and production company which had operations in Texas, Oklahoma and Mississippi. Mr. Finn also served as Senior VP and CFO of May Petroleum Inc. and President of May Securities Corp. where he managed the financial, accounting, and administrative activities for May Petroleum; 50 public drilling partnerships; and May Energy Partners, a Master Limited Partnership. He is certified Public Accountant and has a B.B.A. from the University of Houston.

"Obviously we are very pleased to have a CFO with the corporate breadth and financial experience that Mr. Finn brings to our management team", said Paul Branagan, Petrol's Chief Executive Officer. "At a time when we are poised to launch extensive development programs on our CBM properties, it's reassuring to have a full time CFO with proven skills in corporate development and financial growth."

Petrol is an oil and gas exploration and production company concentrating on CBM production. Petrol-Neodesha is Petrol's CBM gas producing property , covering about 10,000 acres in Wilson and Neosho counties, Kansas and currently produces approximately 2.8 million cubic feet of gas per day. Petrol mineral leases in Kansas and Missouri cover about 169,000 gross leased acres.

Forward-Looking Statement: The statements in this press release regarding any implied or perceived benefits resulting from Mr. Finn's experience, stated or implied capabilities of Mr. Finn, and any other effects resulting from Mr. Finn's appointment are forward- looking statements. Such statements regarding the real or implied ability of the company to improve its production, assets, or the economic commercialization of any of the above involve risks and uncertainties, including, but not limited to, discovering producible minerals such as oil or gas, the value of testing results, costs, delays, and any other difficulties related to producing minerals such as oil or gas, continued maintenance of leasing agreements, financing, marketing and sales, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated or implied. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Petrol Oil and Gas, Inc.

Investor Information, 702-454-7318

www.petroloilandgas.com

or

CEOcast, Inc. for Petrol Oil and Gas

Ed Lewis, 212-732-4300 ext. 225